Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Porter Novelli Life Sciences
John M. Radak, Chief Financial Officer	Parag Dave
(858) 646-8032	(619) 849-5378
pdave@pnlifesciences.com

QUIDEL REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

SAN DIEGO, Calif., February 25, 2009 – Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced financial results for the three months and year ended December 31, 2008.

Full Year 2008 & Recent Highlights:

•                  Global revenues were $128 million, an 8.5 percent increase year over year

•                  Domestic revenues grew 7 percent to $109 million

•                  International revenues grew 19 percent to $19 million

•                  Operating income was $28.6 million, a 47 percent increase year over year

•                  Operating margin increased by 580 basis points over the prior year to 22 percent of revenue

•                  Full year 2008 diluted earnings per share of $0.58 increased 41percent over the prior year

•                  Repurchased 1.3 million shares of Company stock for a total of $19.5 million

•                  Obtained a new $120 million senior secured revolving credit facility

Fourth Quarter 2008 Results

For the fourth quarter of 2008, total revenues were $33.5 million, compared to $38.0 million for the fourth quarter of 2007. Lower reproductive and women’s health product revenues driven by expected changes in distributor ordering patterns versus the prior year as well as a mild and delayed influenza season accounted for substantially the entire decline in revenues for the quarter. Weakness in U.S. physician office visits along with some distributors choosing to reduce inventory levels in the quarter were additional contributing factors.

Net income for the fourth quarter of 2008 was $6.1 million, or $0.19 per diluted share, compared to net income of $8.1 million, or $0.25 per diluted share, on a fully diluted basis for the prior-year fourth quarter.

Operating income for the 2008 fourth quarter reached $8.8 million, or 26 percent of total revenue, compared to operating income of $11.2 million, or 29 percent of total revenue, for the prior-year fourth quarter.

Results for the Year Ended December 31, 2008

For the year ended December 31, 2008, total revenues rose 8.5 percent to $128.1 million, compared to total revenues of $118.1 million for the year ended 2007. Net income for the year ended 2008 was $18.8 million, or $0.58 per diluted share, compared to net income of $13.6 million, or $0.41 per diluted share, for the year ended 2007.

Operating income for 2008 grew 47 percent to $28.6 million, or 22 percent of total revenues, compared to operating income of $19.5 million, or 17 percent of total revenues for 2007. Gross margin improved 200 basis points to 61 percent in 2008, as Quidel benefited from a more favorable product mix and manufacturing cost savings. Stock-based compensation expense for the year ended 2008 was $2.7 million compared to $4.1 million for 2007.

“In 2008, we achieved a 22 percent annual growth in global infectious disease revenues and continued our solid leadership in rapid influenza testing,” said Caren Mason, President and Chief Executive Officer of Quidel.  “In the face of an economic downturn as well as a late and mild fourth quarter flu season, our Company’s fundamentals remain strong. We achieved solid operating leverage and increased our gross and operating margins significantly. This week, we are witnessing an increase in influenza incidence in the U.S. with sources reporting widespread flu appearing in 24 states. Quidel remains very well positioned for expansion and growth with a solid balance sheet and cash available for opportunistic investment.”

Liquidity

Cash and cash equivalents as of December 31, 2008 were $57.9 million, compared to $45.5 million as of December 31, 2007. In 2008, Quidel repurchased approximately 1.3 million shares of its common stock for $19.5 million under the Company’s previously announced share repurchase program. A total of $26.9 million remains available for stock repurchase under this program.

Conference Call Information

Quidel management will host a conference call to discuss these topics as well as other business matters today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). During the conference call, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial (800) 798-2864, or from outside the U.S., dial (617) 614-6206, and enter the passcode 98067020. A live webcast of the call can be accessed at www.quidel.com. The Web site replay will be available for 14 days and the telephone replay will be available for 48 hours by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode 11783990.

The financial results included in this press release are unaudited. The complete financial statements of the Company for the three months and year ended December 31, 2008 will be included in Quidel’s Annual Report on Form 10-K to be filed with the SEC on or before March 16, 2009.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment have an impact on clinical outcomes and provide an economic benefit. For more information, visit www.quidel.com, www.colorectal-test.com, www.rsvtesting.com or www.flutest.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed.  Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, the level of success in executing our strategic initiatives, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors and the level of success in our recent distributor incentive programs, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration, intellectual property, product liability, environmental or other litigation, required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.

[Table follows]

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended December 31		Year to date December 31
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Total revenues	$33,483	$37,981	$128,132	$118,065

Cost of sales (excludes amortization of intangible assets)	13,767	15,146	50,206	48,573
Research and development	2,392	3,081	11,147	12,855
Sales and marketing	4,846	4,440	20,898	18,491
General and administrative	2,611	2,808	12,786	13,167
Amortization of intangibles	1,068	1,342	4,476	5,493

Total costs and expenses	24,684	26,817	99,513	98,579

Income from operations	8,799	11,164	28,619	19,486

Interest expense	(161)	(178)	(671)	(736)
Interest income	365	519	1,686	1,891
Other, net	(10)	(113)	135	(117)

Total other income	194	228	1,150	1,038

Income before taxes	8,993	11,392	29,769	20,524

Income tax expense	2,923	3,286	10,921	6,893

Net income	$6,070	$8,106	$18,848	$13,631

Basic earnings per share:	$0.19	$0.25	$0.59	$0.43
Diluted earnings per share:	$0.19	$0.25	$0.58	$0.41

Weighted shares used in basic per share calculation	31,752	32,043	31,853	32,028
Weighted shares used in diluted per share calculation	32,346	32,939	32,612	32,996

Gross profit as a % of total revenues	58.9%	60.1%	60.8%	58.9%
Research and development as a % of total revenues	7%	8%	9%	11%
Sales and marketing as a % of total revenues	14%	12%	16%	16%
General and administrative as a % of total revenues	8%	7%	10%	11%
Income from operations as a % of total revenues	26%	29%	22%	17%

Condensed balance sheet data (in thousands):	12/31/08	12/31/07

Cash and cash equivalents	$57,908	$45,489
Working capital	85,592	70,259
Total assets	142,808	133,838
Long term obligations	8,138	9,161
Stockholders’ equity	119,236	107,703

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